Exhibit 21.1

Subsidiaries of Employers Holdings, Inc.

Employers Group, Inc.

Employers Insurance Company of Nevada

Employers Occupational Health, Inc.

Elite Insurance Services, Inc.

Employers Compensation Insurance Company